A.A.P.L. FORM 610 – 1989

MODEL FORM OF OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

______________________

OPERATOR:

CONTRACT AREA: ______________________________________

COUNTY OR PARISH OF _________, STATE OF ________

A.A.P.L. FORM 610 – 1989

TABLE OF CONTENTS

ARTICLE I		2

DEFINITIONS		2

ARTICLE II EXHIBITS		4
(1)	Description of lands subject to tins agreement,	4
(2)	Restrictions, if any, as to depths, formations, or substances,	4
(3)	Parties to agreement with addresses and telephone numbers for notice purposes,	4
(4)	Percentages or fractional interests of parties to this agreement,	4
(5)	Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement	4
(6)	Burdens on production.	4

ARTICLE III INTERESTS OF PARTIES		4
A.	Oil and Gas Interests:	4
B.	Interests of Parties in Costs and Production:	5
C.	Subsequently Created Interests:	5

ARTICLE IV TITLES		6
A.	Title Examination:	6
B.	Other Losses:	6

ARTICLE V OPERATOR.		7
A.	Designation and Responsibilities of Operator:	7
B.	Employees and Contractors:	8
C.	Rights and Duties of Operator:	8

ARTICLE V DRILLING AND DEVELOPMENT		10
A.	Initial Wed:	10
B.	Subsequent Operations:	10
C.	Completion of Wells; Reworking and Pinging Back:	17
D.	Other Operations:	19
E.	Abandonment of Wells:	20
F.	Termination of Operations:	21

ARTICLE VI .		23
EXPENDITURES AND LIABILITY OF PARTIES		23
A.	Liability of Parties:	23
B.	Liens and Security Interests:	23
C.	Advances:	25
D.	Defaults and Remedies:	25
E.	Rentals, Shut-in Well Payments and Minimum Royalties:	27

ARTICLE VII		28
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST		28
A.	Surrender of Leases:	28
B.	Renewal or Extension of Leases:	29
C.	Acreage or Cash Contributions:	30
D.	Assignment; Maintenance of Uniform Interest:	30
E.	Waiver of Rights to Partition:	31
F.	Preferential Right to Purchase:	31

ARTICLE VIII		32
INTERNAL REVENUE CODE ELECTION		32

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A.A.P.L. FORM 610 – 1989

ARTICLE IX CLAIMS AND LAWSUITS		32

ARTICLE X FORCE MAJEURE		33

ARTICLE XI NOTICES		33

ARTICLE XII		34

ARTICLE XIII TERM OF AGREEMENT		34

ARTICLE XIV		34
COMPLIANCE WITH LAWS AND REGULATIONS		34
A.	Laws, Regulations and Orders:	34
B.	Governing Law:	34
C.	Regulatory Agencies:	35

ARTICLE XV MISCELLANEOUS		35
A.	Execution:	35
B.	Successors and Assigns:	35
C.	Counterparts:	36
D.	Severability:	36

ARTICLE XVI OTHER PROVISIONS		36

ARTICLE XVII SUBSEQUENT OPERATIONS		36

ARTICLE XVIII OPERATOR PROTECTIONS		37
A.	Advance of Well Costs	37
B.	Attorney Fees	38
C.	Place of Payment	38
D.	Disbursement of Proceeds of Production	38
E.	Foreclosure	38

ARTICLE XIX MISCELLANEOUS		39
A.	Security	39
B.	Bankruptcy	40
C.	Operator Ownership	40
D.	Outside Activities of Operator	40
E.	Conflict of Terms	40
F.	Ownership Changes	40
G.	Marketing Fee	41
H.	Waiver of Jury Trial	41

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OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between ____________ hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement   Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority.   If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

A.A.P.L. FORM 610 – 1989

The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

The term “Initial Weir shall mean the well required to be drilled by the parties hereto as provided in Article VLA.

The term “Non-Consent Well” shall mean a well in which less man all parties have conducted an operation as provided in Article VI.B.2.

The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.

The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

The term “Recornpletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or rnaintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole to overcome other mechanical difficulties.

The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

A.A.P.L. FORM 610 – 1989

Unless the context otherwise dearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

________         A. Exhibit “A,” shall include the following information:

(1)       Description of lands subject to tins agreement,
(2)       Restrictions, if any, as to depths, formations, or substances,
(3)       Parties to agreement with addresses and telephone numbers for notice purposes,
(4)       Percentages or fractional interests of parties to this agreement,
(5)       Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement
(6)       Burdens on production.

________         B. Exhibit “B,” Form of Lease.
________         Exhibit “C,” Accounting Procedure.
________         Exhibit “D,” Insurance.
________         Exhibit “E,” Gas Balancing Agreement
________         Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.
________         Exhibit “G “ Tax Partnership.
________         Other

If any provision of any exhibit, except Exhibits “E,” “F” and “G,” is inconsistent with any provision contained in the body of this agreement, the provisions in the body of this agreement shall prevail.

ARTICLE III

INTERESTS OF PARTIES

A.            Oil and Gas Interests:

If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit “B,” and the owner thereof shall be deemed to own both royalty interest in such lease and me interest of the lessee thereunder.

A.A.P.L. FORM 610 – 1989

B.            Interests of Parties in Costs and Production:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.”  In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described hereafter.

Nothing contained in this Article IIIB shall be deemed an assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C.           Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest”   Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest to the extent such burden causes the burdens on such party's Lease or Interest to exceed the amount stipulated in Article HLB. above.

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor.   Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VILB shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party.   If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest

A.A.P.L. FORM 610 – 1989

ARTICLE IV

TITLES

A.           Title Examination:

Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, if a majority in interest of the Drilling Parties so request or Operator so elects, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well     The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases.    Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), tide opinions, tide papers and curative material in its possession free of charge.   All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator.  Operator shall cause tide to be examined by attorneys on its staff or by outside attorneys.   Copies of all tide opinions shall be furnished to each Drilling Party.   Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Parry bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A.”  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Operator shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party.   Operator shall be responsible for the preparation and recording of pooling designations or declarations and communilization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder.   This shall not prevent any party from appearing on its own behalf at such hearings.

Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”  Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B.           Other Losses:

All losses of Leases or Interests committed to this agreement shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A.”  This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended.  There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

A.A.P.L. FORM 610 – 1989

ARTICLE V.

OPERATOR

A.           Designation and Responsibilities of Operator:

Operator shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement   In the performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement  Operator shall not be deemed or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party.  Operator shall conduct its activities under .this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct,

1.           Resignation or Removal of Operator and Selection of Successor:    Operator may resign at any time by giving written notice thereof to Non-Operators.  If Operator terminates its legal existence, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.

Subject to Article V1LD.1, such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator unless a successor Operator has been selected and assumes the duties of Operator at an earlier date.  Operator, after effective date of resignation shall be bound by the terms hereof as a Non-Operator.

2.           Selection of Successor Operator:   Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties.   The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected.  The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”.  The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator.   Any cost of obtaining or copying the former Operator's records and data shall be charged to the joint account

A.A.P.L. FORM 610 – 1989

3.           Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor.   If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume tins agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor.   During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”

B.            Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

C.           Rights and Duties of Operator:

1.           Competitive Rates and Use of Affiliates:  All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area.  If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature.  All work performed or materials supplied by affiliates or related parties of Operator shall be perforated or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2.           Discharge of Joint Account Obligations:  Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.”  Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3.           Protection from Liens:  Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

A.A.P.L. FORM 610 – 1989

4.           Custody of Funds:  Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced r paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VHJB. Nothing in tins paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5.           Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto.   Such access rights shall not be exercised in a manner interfering with Operator's conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account   Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information.  Any audit of Operator's records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6.           Filing and Furnishing Governmental Reports:  Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder.  Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7.           Drilling and Testing Operations:  The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a)           Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b)           Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c)           Operator shall adequately test an Zones encountered which may reasonably be expected to be capable of producing

A.A.P.L. FORM 610 – 1989

Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8.           Cost Estimates:  Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to tins agreement Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9.           Insurance:  At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer fix- liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof.  Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit TV or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator's automotive equipment.

ARTICLE V

DRILLING AND DEVELOPMENT

A.           Initial Wed:

Initial well being the Matula has been drilled and completed prior to the replacement Operating Agreement therefore the lands

The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VLC.1. as to participation in Completion operations and Article VLF. as to termination of operations and Article XI as to occurrence offeree majeure.

B.           Subsequent Operations:

1.           Proposed Operations: If any party hereto should desire to drill any well on the Contract Area other man the Initial Well, or if any party should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back a dry hole or a well no longer capable of producing in paying quantities m which such parry has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well shall give written notice of the proposed operation to the parties who have not otherwise relinquished their interest in such objective Zone under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening, specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation.   The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify the party proposing to do the work whether they elect to participate in the cost of the proposed operation.  If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty-eight (48) hours, exclusive of Saturday, Sunday and legal holidays.  Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation.  Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the mariner provided in Article VLB.6.

A.A.P.L. FORM 610 – 1989

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within me time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to die other parties, for a period of up to thirty (30) additional days it in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance.   If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in die force majeure provisions of Article XI) and if any party hereto still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made.  Those parties mat did not participate in die drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VLB.4. in the event of a Deepening operation and in accordance with Article VLBJ. in the event of a Sidetracking operation.

2.           Operations bv Less Than All Parties:

(a)           Determination of Participation.  If any party to whom such notice is delivered as provided in Article VIJ3.1 or VLC.I. (Option No. 2) elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, the party or parties giving the notice and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence.   Operator shall perform all work for the account of the Consenting Parties; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, die Consenting Parties shall either (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party.   Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VLBJ2., shall comply with as terms and conditions of this agreement.

A.A.P.L. FORM 610 – 1989

If less than all parties approve any proposed operation, the proposing party, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed.   Each Consenting Party, within forty-eight (48) hours Occlusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise the proposing party of its desire to (i) limit participation to such party's interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party's interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties' interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties' interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Cementing Party did not elect to take.   Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by the party proposing the operation if such party does not withdraw its proposal.  Failure to advise the proposing party within the time required shall be deemed an election under 0). in the event a drilling rig is on location, notice may be given by telephone, and die time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays).   The proposing party, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period.  If 100% subscription to the proposed operation is obtained, the proposing parry shall promptly notify the Consenting Parties of their proportionate interests in the operation and the party serving as Operator shall commence such operation within the period provided in Article VLB.l., subject to the same extension right as provided therein.

(b)           Relinquishment of Interest for Non-Participation.  The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph.   Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties.   If such an operation results in a dry hole, men subject to Articles VLB.6. and VLE.3-, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in die drilling. Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring, the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties.   If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well shall then be turned over to Operator (if the Operator did not conduct the operation) and shall be operated by it at the expense and for the account of the Consenting Parties.   Upon commencement of operations for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well and share of production therefrom or, in the case of a Reworking, Sidetracking, Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VLC.l.   Option No. 2, all of such Non-Consenting Party's interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate.   Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article ULC. payable out of or measured by the production from such well accruing with respect to such interest until it reverts), shall equal the total of the following:

A.A.P.L. FORM 610 – 1989

(i)           400 % of each such Non-Consenting Parry's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping}, plus 100% of each such Non-Consenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Non-Consenting Parry's relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party's share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the well from the beginning of the operations; and

(ii)           400 % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VHLC, and of (b) that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Parry if it had participated therein.

Notwithstanding anything to the contrary in tins Article VLB., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI3.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non-Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VISA (a). If any such Non-Consenting Parry does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VLB2. (b) shall apply to such party's interest.

(c)           Reworking, Recompleting or Plugging Back.  An election not to participate in the drilling, Sidetracking or Deepening of a well shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Parry's recoupment amount    Similarly, an election not to participate in the Completing or Recompleting of a well shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof; to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party's recoupment amount   Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 400 % of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein.   If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VLB shall be applicable as between said Consenting Parties in said well.

A.A.P.L. FORM 610 – 1989

(d)           Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party's share of production, or the proceeds therefrom. Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party's share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

Within ninety (90) days after the completion of any operation under this Article, the party conducting the operations for the Consenting Parties shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings.  Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the party conducting the operations for the Consenting Parties shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month.   In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests.   Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation winch would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

A.A.P.L. FORM 610 – 1989

If and when the Consenting Parties recover from a Non-Consenting Party's relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well, the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well.   Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well in accordance with the terms of this agreement and Exhibit “C” attached hereto.

3.           Stand-By Costs:  When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VLR, stand-by costs incurred pending response to a party's notice proposing a Reworking, Sidetracking, Deepening, Recornpleting, Plugging Back or Completing operation in such a well (including the period required under Article VLB.6. to resolve competing proposals) shall be charged and borne as part of the drilling or Deepening operation just completed.   Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VLB.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party's interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VLB.l. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party's interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

4.           Deepening.   If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed 17 pursuant to Article VLB.1, the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article 18 VLB.2. shall relate only and be limited to the lesser of (0 the total depth actually drilled or (K) the objective depth or Zone of which the parties were given notice under Article VLB.l. (“Initial Objective”).  Such well shall not be Deepened beyond the Initial Objective without first complying with tins Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.

In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VLB.L, to all parties (including Non-Consenting Parties).  Thereupon, Articles VLB.l. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VLB.l. and 2.  If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Parry elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reirnbursement (as the case may be) of the following costs and expenses.

A.A.P.L. FORM 610 – 1989

(a)           If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred  in connection with the drilling of said well from the surface to the Initial Objective which Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party's share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.

(b)           If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Parry shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in fee manner provided in paragraph (a), above, less those costs recouped by the Consenting Parties from the sale of production from the well.   The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well.   The Non-Consenting Parties' proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.”   If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non-Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening

The foregoing shall not imply a right of any Consenting Parry to propose any Deepening for a Non-Consent Well prior to tile drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VLF.

5.           Sidetracking:  Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:

(a)           If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.

A.A.P.L. FORM 610 – 1989

(b)           If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party's proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VLB .4(b) above.   Such party's proportionate share of the cost of the well's salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”

6.           Order of Preference of Operations.  Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VL such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party's alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal.   Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals.   Any party not electing within fee time required shall be deemed not to have voted.   The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article V1.B2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing: proposal.

7.           Conformity to Spacing Pattern.  Notwithstanding lie provisions of this Article VLB.2., it is agreed that no wells shall be proposed to be drilled to or completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

8.           Paving Wells.  No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recomplction, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C.           Completion of Wells; Reworking and Pinging Back:

1.           Completion:  Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VLB.2. of this agreement.   Consent to the drilling, Deepening or Sidetracking shall include:

A.A.P.L. FORM 610 – 1989

Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator's AFE for Completion costs if not previously provided.   The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with, an accompanying AFE.   Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator's proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6.   Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE.   Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate hi the cost of the Completion attempt; provided, mat Article VLB.6. shall control in the case of conflicting Completion proposals.  If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VLB.2. hereof (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VLB.2. shall be deemed to include “Completing”) shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VLB.2. shall apply separately to each separate Completion or Recomplction attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether die Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VLB.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made.  Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.

A.A.P.L. FORM 610 – 1989

2.           Rework. Recompleted or Plug Back:  No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VLB.2. of this agreement   Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

D.           Other Operations:

Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of ______________________________________Fifty Thousand Dollars ($ 50.000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to tins agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties.   If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of   Fifty Thousand Dollars ($50,000.00).  Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in tin's Article VXD. (except in connection with an operation required to be proposed under Articles VLB.1. or VLC.1. Option No. 2, which shall be governed exclusively be those Articles).   Operator shall deliver such proposal to all parties entitled to participate therein.   If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least 60% of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.

A.A.P.L. FORM 610 – 1989

E.           Abandonment of Wells:

1.           Abandonment of Dry Holes:  Except for any well drilled or Deepened pursuant to Article VLB.2., any well which has been drilled or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parries.   Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment   All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well.  Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VLB.; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well.   The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface, for which the abandoning parties shall remain proportionately liable.

2.           Abandonment of Wells That Have Produced:   Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties.  If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto.   Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal.  If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties.   Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided herein shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well's salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost   Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production.  If the interest of the abandoning party is or includes and Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (I) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on the form attached as Exhibit “B.” The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located.  The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

A.A.P.L. FORM 610 – 1989

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well.  Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3.           Abandonment of Non-Consent Operations:  The provisions of Article VLE.I. or VI.EJ2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VLE.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VLB.2.(b).

F.           Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, including but not limited to the Initial Well such operation shall not be terminated without consent of parties bearing     60 % of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VLB.l, and the provisions of Article VLB. or VLE. shall thereafter apply to such operation, as appropriate.

Option No. 2: No Gas Balancing Agreement:

Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost   Any extra expenditures incurred in the taking m kind or separate disposition by any party of its proportionate share of the production shall be borne by such party.   Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator's surface facilities which it uses.

A.A.P.L. FORM 610 – 1989

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VILB., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

If any party fails to make the arrangements necessary to take m kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party.   Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to Ac owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator's election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10)-day period. Any purchase or sale by Operator of any other party's share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation foe equal to that received under any existing market or transportation arrangement    The sale or delivery by Operator of a non-taking party's share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest m or make the non-taking party a party to said contract   No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.

A.A.P.L. FORM 610 – 1989

All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements.  Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VI.

EXPENDITURES AND LIABILITY OF PARTIES

A.          Liability of Parties:

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VH3. arc given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder.  It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals,   in their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm's-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act m good faith in their dealings with each other with respect to activities hereunder.

B.           Liens and Security Interests:

Each party grants to the other parties hereto a Hen upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in me Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal properly and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party's leasehold interests, working interests, operating rights, and royalty and overriding royalty interests m the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to tins agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection herewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

A.A.P.L. FORM 610 – 1989

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in tile state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder.   Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the Hen and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the Hen and security interest granted by this Article VTLB. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent tint parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code.  The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the Hen rights or security interest as security for the payment thereof.  In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, die other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser fee proceeds from the sale of such defaulting party's share of Oil and Gas until fee amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against fee proceeds from fee sale of such defaulting party's share of Oil and Gas.  All purchasers of production may rely on a notification of default from fee non-defaulting party or parties stating fee amount due as a result of fee default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, fee non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in fee proportion that fee interest of each such party bears to fee interest of all such parties.   The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VTLB., and each paying party may independently pursue any remedy available hereunder or otherwise.

A.A.P.L. FORM 610 – 1989

If any party does not perform all of its obligations hereunder, and fee failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, fee defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed.  In addition, to fee extent permitted by applicable law, each party hereby grants to fee other parties a power of sale as to any property feat is subject to fee Hen and security rights granted hereunder, such power to be exercised in fee manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

Each party agrees feat fee other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder.   Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize fee mechanics' or materialmen's Hen law of fee state in which fee Contract Area is situated in order to secure fee payment  to   Operator   of any  sum   due   hereunder  for  services  performed   or  materials   supplied  by Operator.

C.          Advances:

Operator, at its election, shall have fee right from time to time to demand and receive from one or more of fee other parties payment in advance of their respective shares of fee estimated amount of fee expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof.  Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month.  Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received.  If any party fails to pay its share of said estimate within said time, fee amount due shall bear interest as provided in Exhibit “C” until paid.  Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D.          Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under fee preceding Article VII.C. or any other provision of this agreement, within fee period required for such payment hereunder, then in addition to the remedies provided in Article VILB. or elsewhere in this agreement, the remedies specified below shall be applicable.  For purposes of this Article VELD., all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and -when Operator is the party in default, die applicable notices and elections can be delivered by any Non-Operator.  Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party.

A.A.P.L. FORM 610 – 1989

1.           Suspension of Rights:  Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article.   If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of die non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement   If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately.   The rights of a defaulting party that may be suspended hereunder at the election of die non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VLB. of this agreement, die right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2.           Suit for Damages: Non-defaulting parties or Operator for die benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto.

3.           Deemed Non-Consent.  The non-defaulting party may deliver a written Notice of Non-Consent Election to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party win be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VLB. or VLC, as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made.   If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VILD.2.

Until the delivery of such Notice of Non-Consent Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the nom-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default.  Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of die defaulted amount upon their election to participate therein.

A.A.P.L. FORM 610 – 1989

4.           Advance Payment.   If a default is not cured within thirty (30) days of the delivery of a Notice of Default Operator, or Non-Operators  if Operator is  the  defaulting party,  may thereafter require advance payment from  the defaulting party of such defaulting party's anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement whether or not such expense was the subject of the previous default  Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made.  If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VTJ.D. or any other default remedy provided elsewhere in tins agreement Any excess of funds advanced remaining when die operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5.           Costs and Attorneys Fees:   In the event any parry is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney's foe, which me lien provided for herein shall also secure.

E.           Rentals, Shut-in Well Payments and Minimum Royalties:

49           Rentals, shut-in, well payments and minimum royalties which may be required under the terms of any lease shall be paid by the Operator for the joint account of the parties.  In the event two or more parties own and have contributed interests in the same lease to this agreement such parties may designate one of such parties to make said payments for and on behalf of all such parties.   Any party may request and shall be entitled to receive, proper evidence of all such payments,   hi the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IVJB.2.

56           Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so.  In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article TVB3.

1.           Taxes:

Beginning with the first calendar year after the effective date hereof; Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent   Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator.   If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to tile benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction.  If die ad valorem taxes are based in whole or in part upon separate valuations of each party's working interest then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto hi accordance with die tax value generated by each party's working interest   Operator shall bill the outer parties for their proportionate shares of all tax payments in die manner provided in Exhibit “C.”

A.A.P.L. FORM 610 – 1989

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and mariner 2 prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such parry's share of Oil and Gas produced under the terms of this agreement.

ARTICLE VII

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.           Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof; such parry shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning parry shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on the form attached hereto as Exhibit “B.”  Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the arms of this Article.  The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of thee tatter's interest in any well's salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface.  If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

A.A.P.L. FORM 610 – 1989

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor's, lessor's or surrendering party's interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement in the form of this agreement.

B.           Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by me acquiring party.

If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to tins agreement but shall be deemed subject to a separate Operating Agreement m the form of this agreement

If the interests of the parties m the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

A.A.P.L. FORM 610 – 1989

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to tins provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C.           Acreage or Cash Contributions:

While tins agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to tins agreement  Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area.   The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside Contract Area.

If any party contracts for any consideration relating to disposition of such party's share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated m this Article VIII.C.

D.           Assignment; Maintenance of Uniform Interest:

For the purpose of maintaining uniformity of ownership in fee Contract Area in fee Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by tins agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1.           the entire interest of fee party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2.           an equal undivided percent of fee party's present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

A.A.P.L. FORM 610 – 1989

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of fee other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to fee interest conveyed from and after fee effective date of the transfer of ownership; provided, however, feat fee other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of fee instrument of transfer or other satisfactory evidence thereof in writing from fee transferor or transferee.  No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder wife respect to fee interest transferred, including without limitation fee obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time fee interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent wife full authority to receive notices, approve expenditures, receive billings for and approve and pay such party's share of the joint expenses, and to deal generally wife, and with power to bind, fee co-owners of such party's interest within the scope of the operations embraced in this agreement; however, all such co-owners shall have fee right to enter into and execute all contracts or agreements for the disposition of their respective snares of fee Oil and Gas produced from fee Contract Area and they shall have fee right to receive, separately, payment of fee sale proceeds thereof.

E.           Waiver of Rights to Partition:

If permitted by fee laws of fee state or states in which fee property covered hereby is located, each party hereto owning an undivided interest in fee Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

F.           Preferential Right to Purchase:

(Optional; Check if applicable.)

Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in fee Contract Area, it shall promptly give written notice to fee other parties, wife full information concerning its proposed disposition, which shall include fee name and address of the prospective transferee (who must be ready, willing and able to purchase), fee purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on fee same terms and conditions fee interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share fee purchased interest in fee proportions that the interest of each bears to fee total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.

A.A.P.L. FORM 610 – 1989

ARTICLE VIII

INTERNAL REVENUE CODE ELECTION

48           If, for federal income tax purposes, this agreement and fee operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of fee Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of fee Code and the regulations promulgated thereunder.  Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of fee Treasury of fee United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of fee returns, statements, and the data required by Treasury Regulation §1.761.   Should there be any requirement feat each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of fee United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of fee Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws.  In making fee foregoing election, each such party states feat fee income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE IX

CLAIMS AND LAWSUITS

66           Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($50,000.00) and if fee payment is in complete settlement of such claim or suit If fee amount required for settlement exceeds fee above amount, fee parties hereto shall assume and take over fee further handling of fee claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be at the joint expense of fee parties participating in the operation from which fee claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of fee rights given Operator by this agreement, such party shall immediately notify all other parties, and fee claim or suit shall be treated as any other claim or suit involving operations hereunder.

A.A.P.L. FORM 610 – 1989

ARTICLE X

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnity or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, die obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public, riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of die kind specifically enumerated above or otherwise, which is not reasonably within die control of the party claiming suspension.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XI

NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, telecopier or any other form of facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A.”   All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice.  The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such parry to deliver any notice in response thereto shall run from the date the originating notice is received.   “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the telecopy, facsimile or telex machine of such party.  The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at die office of die courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the parry to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties.  If a parry is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, die notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice

A.A.P.L. FORM 610 – 1989

ARTICLE XII

ARTICLE XIII
TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for die period of time selected below; provided, however, no parry hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other parry beyond die term of this agreement

Option No. t: So long as any of die Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

55          The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in die event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator's interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV

COMPLIANCE WITH LAWS AND REGULATIONS

A.          Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B.           Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of   Texas shall govern.

A.A.P.L. FORM 610 – 1989

C.           Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence.  Each Non-Operator further agrees to reimburse Operator for such Non-Operator's share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect mar pi elation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV

MISCELLANEOUS

A.           Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that tins agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VLA, for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations,  m the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination, in the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest    In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit “A” as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.

B.           Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of die parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

A.A.P.L. FORM 610 – 1989

C.           Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.           Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected m its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default

ARTICLE XVI

OTHER PROVISIONS

  Notwithstanding anything to the contrary, it is fully noted and acknowledged that the Operator has no working interest in the contract except by, through and under the affiliated company being American Standard Energy Corporation.

See Articles XVI, XVII and XVIII attached hereto and made a part hereof

Attached to and made a part of that certain Operating Agreement effective _________ by and between Operator, and American Standard, et al, as Non-Operators.

ARTICLE XVII

SUBSEQUENT OPERATIONS

Notwithstanding anything in this Agreement to the contrary, this Article XVI, shall govern the drilling of all wells and the completion, sidetracking, recompleting, deepening or plugging back operations provided for in Article VIB.2., which are proposed at locations within the Contract Area (any such operation shall be referred to in this Article hereinafter in the singular as a “Subsequent Drilling Operation”). Should any party hereto desire to engage in any Subsequent Drilling Operation, the Operator shall give notice to each of the parties hereto specifying the nature of such, the total cost of such drilling operation and the cost to each party, the date by which any prepayment is to be paid, and such other pertinent information. Failure of a party receiving such notice to reply within the period fixed in the Operating Agreement and/or failure to deliver their share of the prepayment within the allocated time shall constitute the election of that party not to participate in the proposed Subsequent Drilling Operation. Any notice or response given by telephone shall be promptly confirmed in writing. If a party elects or is deemed not to participate in a Subsequent Drilling Operation, all of such party's right, title and interest in the spacing unit surrounding the proposed well shall revert to and revest in the Operator. After such reversion, the party suffering the reversion shall have no right to participate in or own any interest in the proposed well and corresponding spacing unit In the event a party elects not to participate in a well under this Article, said party shall assign the spacing unit surrounding the proposed well to the Operator.

A.A.P.L. FORM 610 – 1989

ARTICLE XVIII

OPERATOR PROTECTIONS

A.          Advance of Well Costs

Notwithstanding any other provisions herein, Operator shall have the right to request and receive from each Non-Operator payment in advance of its respective share of (i) the costs set out in that certain Exploration Agreement by and between Non-Operator(s) and the Operator, (ii) the dry hole cost or (at Operator's election) the completed well cost for any other well to be drilled hereunder to which such Non-Operator has consented and (iii) the cost of any completion, reworking, recompletion, sidetracking, deepening or plugging back operation to which such Non-Operator has consented (any such operation under clause (i), (ii) or (iii) in this Article being herein called “Drilling Operations”). Such request for advance payment may be made upon all Non-Operators or upon any one or more of them to the exclusion of others, and shall be made in writing or by facsimile no earlier than thirty (30) days prior to the anticipated commencement date for such Drilling Operation. The amount of each Non-Operator's advance shall be based upon the latest AFE approved by persons participating in the Drilling Operation who own a majority of the working interest for such Operation, which shall in any event include the approval of at least one Non-Operator. A Non-Operator receiving a request for advance payment shall, within seven (7) days if a drilling rig is on location and within ten (10) days in all other cases, pay to Operator the full amount of such request.

Payment of an advance shall not relieve a Non-Operator of its obligation to pay its share of the actual cost of a Drilling Operation, and when the actual costs have been determined, Operator shall adjust the accounts of the parties by refunding any net amounts due or invoicing the parties for additional sums owing, which additional sums shall be paid in accordance with the Accounting Procedure. Advance payment by a Non-Operator of his share of completed well costs shall not prevent such Non-Operator from electing not to participate in completion of a well pursuant to Article VXB.2., and, in the event such Non-Operator elects not to participate in completion, the sums which such Non-Operator has advanced shall not be charged with any share of the costs of any completion attempted.

 In the event a Non-Operator from which a request for advance payment was made does not, within the time and manner above provided, fully satisfy the request for advance payment by depositing cash as aforesaid, then Operator may, at its election, make a second written or facsimiled request for such advance. In the event the advance is not paid as aforesaid within five (5) days from receipt of such request or (n) to relinquish its interest in such Drilling Operation and thereupon be relieved of any obligation for the cost thereof (and failure to make such payment or give such security within said five (5) day period shall be conclusively deemed to be an irrevocable election by such Non-operator to relinquish its interest as governed by Article VLB.l. and 2. and Article XVI.).

A.A.P.L. FORM 610 – 1989

B.           Attorney Fees

In the event Operator shall ever be required to bring legal proceedings in order to collect any sums due from any Non-Operators under this Agreement, then Operator shall also be entitled to recover all court costs, costs of collection, and a reasonable attorney's fee, which the lien provided for herein shall also secure.

C.           Place of Payment

All amounts owed to Operator are due and payable in Midland County, Texas.

D.          Disbursement of Proceeds of Production

Unless Operator shall elect otherwise, Operator shall have the right and each Non-Operator does hereby direct and authorize Operator to collect and receive direct from the pipeline company purchasing the oil and gas produced from the Contract Area (or any other purchaser of such production) all of Non-Operator’s interest in the oil and gas produced, saved and marketed from the Contract Area. Operator shall receive such proceeds and, after deducting therefrom all sums due and owing by Non-Operator to Operator hereunder, or otherwise, remit the balance thereof, if any, to non-Operator such remittance to be by Operator's check forwarded or mailed to Non-Operator at the address shown on Exhibit “A”; provided, however, that (1) this provision shall not relieve Non-Operator of liability or obligation to pay the costs incurred hereunder for Non-Operator's account and Non-Operator shall promptly pay, when due, any portion of the .charges to Non-Operator hereunder which have not been previously paid or discharged through Operator's receipt of Non-Operator’s interest in the production from the Contract Area hereunder and (2) no pipeline company or other purchaser shall be required to see to the application by Operator of any funds to Operator hereunder and such pipeline company or purchaser shall have no liability to Non-Operator, or anyone claiming by, through or under Non-Operator, by reason of the payment of such funds to Operator as herein provided. Nothing contained herein shall be deemed a transfer of title to the funds herein described and, to the extent the funds received by Operator for Non-Operator's account exceed the amounts then due by Non-Operator to Operator as described above, such funds shall remain the property of Non-Operator until paid over by Operator to Non-Operator.

E.           Foreclosure

If Operator should elect to proceed to foreclose the lien of Operator as against the interest of a Non-Operator having an interest in the Contract Area, this Operating Agreement does hereby include provisions for nonjudicial sale under the laws of the State of Texas and _______________ is hereby appointed Trustee for such purpose. Upon such default, said Trustee or Operator shall at least twenty-one (21) days preceding the date of nonjudicial sale serve written notice of the proposed sale by certified mail on Non-Operator according to the records of Operator. Service of such notice shall be deemed completed upon deposit of a notice enclosed in a post-paid wrapper properly addressed to the Non-Operator and each other party obligated to pay said obligations at the most recent address or addresses as shown on the records of Operator in a post office or other official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such service was completed shall be prima facie evidence of the facts of service. After such notice, said Trustee shall proceed to sell all of the interests of Non-Operators in the Contract Area at public auction to the highest bidder for cash after having given notice of the time and place of sale and in the manner and after 1he advertisement of such sale as is now required by the statutes of the State of Texas in making sales of real estate under Deeds of Trust sale. Said Trustee shall have authority to appoint an attorney in fact to act as Trustee in conducting the foreclosure sale and executing a deed to the purchasers; and it is further agreed that said Trustee or his successor may sell said property together or in lots and/or parcels as to him shall deem expedient and after such sales as aforesaid shall make, execute and deliver to the purchaser or purchasers thereof good and sufficient deeds, assignments or other lawful conveyances to vest in said purchaser or purchasers title to the Non-Operator in the Contract Area in fee simple together with all personal property used or obtained in connection therewith and together with all of the proceeds of production attributable thereto including proceeds of production held by any party for the payment to Non-Operator. From the proceeds of said sale, said Trustee shall first pay all charges, costs and expenses in executing these provisions and secondly pay any sums due by the Trustee for taxes in the preservation of the security and thereafter pay all of the remaining sums to Operator for the satisfaction of the debts of Non-Operator hereunder and the balance, if any, shall be paid to Non-Operator.

A.A.P.L. FORM 610 – 1989

It is agreed that such sale shall be a perpetual bar against Non-Operator and its heirs, successors and assigns and legal representatives and all other persons claiming under him, them or any of them. It is further agreed that said Trustee or any holder or holders of said obligation or Operator shall have the right to become the purchaser or purchasers at such sale if the highest bidder or bidders in which event the bid or bids may be credited upon said indebtedness of Non-Operator. It is stipulated and agreed that in case of any sale hereunder by Trustee or his successor all prerequisites of said sale shall be presumed to have been performed and any conveyance given hereunder all statements of fact or recitals therein made as to the nonpayment of money secured or as to any default under the terms hereof or as to the request of the Trustee to enforce this trust or as to the proper and due appointment of any successor or substitute trustee or as to the advertisement of sale or the time, place and terms of sale or as to any other preliminary act or thing shall be taken in all courts of law and equity as prima facie evidence that the facts so stated are true. Operator may appoint a substitute or successor Trustee in the event the Trustee above named is unable for any reason to serve.

ARTICLE XIX

Miscellaneous

A.           Security

The lien and security interest granted by each Non-Operator to Operator and by Operator to the Non-Operator under Article VTLB. shall extend not only to such party's oil and gas rights in the Contract Area (which for greater certainty shall include all of each party's leasehold interest and leasehold estate in the Contract Area), the oil and/or gas when extracted and equipment (as mentioned in said Article), but also to all accounts, contract rights, inventory and general intangibles constituting a part of; relating to or arising out of said oil and gas rights, extracted oil and gas and said equipment or which are otherwise owned or held by any such party in the Contract Area. Further, the lien and security interest of each of said party shall extend to all proceeds and products of all of the property and collateral described in this paragraph and in Article VII.B. as being subject to said lien and security interest.  Any party, to the extent it deems necessary to perfect the hen and security interest provided, herein, may file this Operating Agreement as a Hen or mortgage in the applicable real estate records and as a financing statement with the proper office under the Uniform Commercial Code. Further, and not in limitation of the foregoing, each party hereby grants to Operator full right, power and authority to execute in each such party's name on its behalf any (a) financing statement which Operator deems necessary in order to perfect the security interest hereby granted under the applicable Uniform Commercial Code and/or (b) Memorandum of this Operating Agreement for filing in the County Clerk records. .

A.A.P.L. FORM 610 – 1989

B.           Bankruptcy

I£ following the granting of relief under the Bankruptcy Code to any party hereto as debtor thereunder, this Agreement should be held to be an executory contract within the meaning of 11 U.S.C. §365, then the Operator, or (if the Operator is the debtor in bankruptcy) any other party, shall be entitled to a determination by debtor or any Trustee for debtor within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this Operating Agreement In the event of an assumption, Operator or said other party shall be entitled to adequate assurances as to future performance of debtor's obligation hereunder and the protection of the interest of all other parties.

C.           Operator Ownership

Notwithstanding any of the above provisions, it shall not be deemed necessary for the Operator to own an interest in the Contract Area so as to act as Operator under this Agreement

D.           Outside Activities of Operator

Operator shall devote such attention to the operations located within the Contract Area as may be reasonably necessary. In this connection, the Non-Operators hereby acknowledge that the Operator may be the Operator under other Operating Agreements covering lands adjoining or adjacent to the Contract Area, some of which lands may not be offered to the Non-Operator and/or Non-Operators under this Agreement

E.           Conflict of Terms

If there is a conflict or ambiguity between the other provisions of this Agreement, including its exhibits, and the provisions of Articles XVI, XVII and XVIII, the provisions of Articles XVI, XVI and XVIII shall control, but only to the extent of the conflict

F.           Ownership Changes

In the event any Party to this Agreement transfers all or any part of its interest in the Lease or Leases burdened by this Agreement, the transferring Party shall be relieved of any further obligations arising under the terms of this Agreement with respect to the transferred interest insofar as said obligations relate to periods arising after Operator has been furnished a copy of the recorded document evidencing the transfer and the failure of the transferee to satisfy such obligations with respect to the transferred interest shall not effect the rights of the transferring party with respect to any interest not so transferred.

A.A.P.L. FORM 610 – 1989

G.           Marketing Fee

Despite any language contained in this Operating Agreement to the contrary, each Non-Operator shall have the option of requiring Operator to market all of the Non-Operator's gas at the same price as received by Operator under an arm's length transaction with an unaffiliated third-party. Furthermore, Operator shall not charge the Non-Operators a marketing fee.

H.           Waiver of Jury Trial

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this agreement shall be effective as of the _____________.

OPERATOR

By:
Printed Name:
Title:
Date: _______________________

A.A.P.L. FORM 610 – 1989

Tax ID pr S.S. No.

OPERATOR

American Standard Energy Corporation

By:
Printed Name: Scott Feldbacker
Title: Chief Executive Officer
Date: _________________

Tax ID pr S.S. No. ______________________

A.A.P.L. FORM 610 – 1989

ACKNOWLEDGMENTS

STATE OF TEXAS	)

	)	ss:

COUNTY OF MIDLAND	)

This instrument was acknowledged before me on the ____ day of ___________, 2011 by _________ as Manager of _______________, a  Limited Liability Company, on behalf of said limited liability company.

Notary Public

My Commission Expires:

STATE OF	)

	)	ss:

COUNTY OF	)

This instrument was acknowledged before me on the ____ day of ___________,   ,2011 by Scott Feldbacker as Chief Executive Officer of American Standard Energy Corporation, a Nevada corporation, on behalf of said corporation.

Notary Public

My Commission Expires: